EXHIBIT 10.08

DRUCKER & FALK, LLC
7200 Stonehenge Drive, Suite 211, Raleigh, NC 27613-1620
Tel: (919) 846.7300 FAX: (919) 846-9771

May 28, 1999
Via Facsimile: 919 462-8646 and US. Mail

Mr. James M. (Mike) Matheny
Matheny Development, LLC
105 Fairway Valley Court
Cary, North Carolina 27513

Dear Mike:

This is to confirm that Drucker & Falk, dba PCF Falls, LLC, has a verbal gentleman's agreement with Duke University Health Systems concerning the use of approximately twenty-five (25) acres of land at the intersection of Falls of the Neuse Road and Dunn Road (Falls River PUD). Drucker & FaIk and Duke University health systems are considering the development of a retirement community at that location, such as the project currently underway at Fearrington Village. There has been no definitive timeline for this project.

If PCF Falls, LLC elects not to follow through with the project, the land will be offered first to Matheny Development, LLC for consideration to purchase.

Sincerely,

/S/ Robert C. Lippard
Director of Senior Housing

DRUCKER & FALK, LLC
7200 Stonehenge Drive. Suite 211,
Raleigh, NC 27613-1620
Tel: (919) 846-7300 FAX: (919) 846-9771

May 28, 1999

Via Facsimile: 919 462-8646 and US. Mail

Mr. James M. (Mike) Matheny
Matheny Development, LLC
105 Fairway Valley Court
Cary, North Carolina 27513

Re: Proposed Apartment Site:
Falls River PUD Apartment Land
Wake County, North Carolina

Dear Mike:

Enclosed you find a Letter of Intent which outlines the basic terms under which we would like to purchase the above referenced property. Drucker & Falk is very interested in acquiring this site. If the proposed terms are acceptable, please return an executed copy to my attention.

Best regards,

/S/ Bobby B. Stovall

DRUCKER & FALK, LLC
7200 Stonehenge Drive, Suite 211
Raleigh, NC 27613-1620
Tel: (919) 846-7300 FAX: (919) 846-9771

May 28, 1999

Via Facsimile: 919 462-8646 and U.S. Mail

Mr. James M. (Mike) Matheny
Matheny Development, LLC
105 Fairway Valley Court
Cary, North Carolina 27513

Re: Proposed Apartment Site:
Falls River PUD Apartment Land
Wake County, North Carolina

Dear Mike:

The following Letter of Intent outlines the interest of Drucker & Falk, LLC and/or assigns to purchase fee simple title to the above referenced Property on the basic terms and conditions set forth herein, subject to entering into a binding purchase agreement. The terms herein are based on information you supplied us.

Real Property: Acreage to be determined zoned for multi-family use in Wake County, North Carolina in the Falls River PIJD.

Zoning: Appropriate zoning for a minimum of 200 units and not more than 250 units.

Price: $10,000 per unit

Terms: All cash at closing

Earnest Money: Twenty five thousand dollars ($25,000.00) in either cash or irrevocable Letter of Credit upon execution of Sale and Purchase Agreement (applicable to Purchase Price). Twenty five thousand dollars ($25,000.00) in either cash or irrevocable Letter of Credit upon expiration of due diligence (applicable to Purchase Price).

Inspection Period: The Buyer shall have the opportunity to conduct such inspections and investigations of the property as it may require, in its sole discretion, for the first two (2) months after execution of the Purchase and Sale Agreement. Such inspections and investigations may include, without limitations, soil and environmental tests, survey, zoning, comprehensive plan change, annexation and governmental permitting matters, as well as detailed review of the economic viability of developing the property. If Buyer's inspections and investigations are not satisfactory, the Buyer may elect to terminate the agreement and Buyer shall receive a refund of all deposits.

Deliveries by Seller:. Except as the time period may be otherwise specified below, within fifteen (15) days of the date of execution of a Purchase Agreement by both parties hereto, Seller shall provide, at Seller's sole cost and expense, the following:

A. A preliminary commitment for title insurance in the full amount of the Purchase Price, together with copies of all exceptions referred to therein.

B. A boundary survey and copies of all soils studies, current subdivision reports, all Homeowner Association documents, if any, and all engineering studies in Seller's possession or control which might affect the feasibility of the development of the Project

Closing: Closing shall take place on or before two hundred ten (210) days after the expiration of the inspection period. However, the purchaser will be granted three (3) thirty (30) day extensions of the Closing Date by paying $10,000.00 for each thirty (30) day period. The extension fees are applicable to Purchase Price unless closing does not occur.

Contingencies:
1) Zoning
2) Availability of utilities
3) All applicable permits necessary to build the project (i.e., Building, site plan, DEP, Water Management, Department of Transportation, Cot-p of Engineers, etc.)
4) Platting
5) Developer shall construct the access road to the project and will stub utilities to the property line.

Purchase Agreement: A bona fide purchase agreement shall be submitted by Purchaser within fifteen (15) working days of the completion of the rezoning for the site. It being understood that if Seller executes this Letter of Intent, Purchaser will incur costs in its preparation for planning and development of the Project. Seller agrees that this Letter of Intent shall constitute an exclusive arrangement between the parties hereto, and from and after the date of the execution of the Letter of Intent hereto, the Seller, its agents, affiliates or employees shall not negotiate for, or otherwise deal in the sale or lease of the Property with anyone other than Purchaser.

Except as stated in the paragraph above, this Letter of Intent is not intended to be a legally binding agreement of purchase and sale but rather an outline of the business aspects from which Purchaser and Seller would like the purchase agreement drafted. The Seller's acceptance of the terms of this Letter of Intent signifies its agreement to proceed in good faith with the Purchase under these fundamental terms.

Please indicate your acceptance on the line provided below. A purchase agreement will be forthcoming when the site and zoning has been defined.

Sincerely,

DRUCKER & FALK, LLC
Drucker & Falk, Inc., its Manager
By: /S/ Bobby Stovall
Director of Acquisitions

The foregoing is hereby accepted:

SELLER:

By:
Its:
Date: